                               SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of
                 the Securities Exchange Act of 1934 (Amendment No. )

               Filed by the Registrant  /X/
               Filed by a Party other than the Registrant   / /

               Check the appropriate box:
               / /  Preliminary Proxy Statement
               / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
               /X/  Definitive Proxy Statement
               / /  Definitive Additional Materials
               / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
                    Section 240.14a-12

                               DNAP HOLDING CORPORATION
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     5)   Total fee paid:

          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously paid:

          ----------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     3)   Filing Party:

          ----------------------------------------------------------------------
     4)   Date Filed:

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

                               DNAP HOLDING CORPORATION
                                6701 SAN PABLO AVENUE
                              OAKLAND, CALIFORNIA  94608

                           --------------------------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON APRIL 28, 1999

To the Stockholders of
   DNAP HOLDING CORPORATION:

     You are cordially invited to attend the annual meeting of the stockholders of DNAP Holding Corporation, a Delaware corporation (the "Company") to be held at 9:00 a.m., local time, on Wednesday, April 28, 1999, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240 (the "Annual Meeting") for the following purposes:

     1.   To elect the Board of Directors for the ensuing year;

     2. To consider an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of common stock;

     3. To consider an amendment to the certificate of incorporation of the Company to change the Company's name to Bionova Holding Corporation; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     A record of the Company's activities during 1998 and the Company's audited financial statements for the fiscal year ended December 31, 1998 are contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 1998. The Annual Report does not form any part of the material for solicitation of proxies.

     All stockholders are cordially invited to attend the meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                             By Order of the Board of Directors

                                                  JOE A. RUDBERG
                                                       SECRETARY

March 29, 1999

                               DNAP HOLDING CORPORATION
                                6701 SAN PABLO AVENUE
                              OAKLAND, CALIFORNIA  94608

                           --------------------------------

                                   PROXY STATEMENT

                          For Annual Meeting of Stockholders
                             To Be Held on April 28, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of DNAP Holding Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company to be held on April 28, 1999 at 9:00 a.m., local time, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournment or postponement thereof.

     Shares represented by a validly executed proxy will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted (i) for the election of the nominees for director named under the caption "Nominees of Director" in this Proxy Statement, (ii) for approval of the amendment to the certificate of incorporation of the Company to increase the number of authorized shares of common stock, and (iii) for approval of the amendment to the certificate of incorporation of the Company to change the Company's name to Bionova Holding Corporation. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Bernardo Jimenez, Chief Executive Officer, DNAP Holding Corporation, 6701 San Pablo Avenue, Oakland, California 94608, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

     The approximate date on which this proxy statement and the accompanying proxy were first sent to stockholders of the Company is March 29, 1999.

                                  VOTING SECURITIES

     Only holders of record of common stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on March 15, 1999, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were issued and outstanding 23,588,031 shares of Common Stock. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.


                   REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

     With respect to the election of directors, votes may be cast in favor of or withheld from each nominee. The nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected as directors of the Company. Consequently, any abstentions, broker non-votes or other limited proxies will have no effect on the election of directors, provided a quorum is present at the meeting.

     Action with respect to each amendment to the certificate of incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Action with respect to any other matter that may properly come before the annual meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the matter. Abstentions will be counted in determining the total number of shares present and entitled to vote on any such proposal. Accordingly, although not counted as a vote "for" or "against" a proposal, an abstention on any such proposal will have the same effect as a vote "against" that proposal. Broker non-votes will not be counted in determining the number of shares present and entitled to vote on any such proposal, and will have no effect on the outcome.

     The Company will appoint one inspector of election to act at the meeting and to make a written report thereof. The inspector will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of March 15, 1999 information with respect to the only person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

NAME AND ADDRESS                          NUMBER OF SHARES            PERCENT
OF BENEFICIAL OWNER                      BENEFICIALLY OWNED           OF CLASS
-------------------                      ------------------           --------
Bionova International, Inc. (1)              18,076,839                76.6%
6701 San Pablo Avenue
Oakland, California  94608

----------------------

(1) Bionova International, Inc., a Delaware corporation, is a wholly-owned subsidiary of Bionova, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Bionova Mexico"). Bionova Mexico is a wholly-owned subsidiary of Savia, S.A. de C.V. ("Savia"), a corporation organized under the laws of the United Mexican States and formerly known as Empresas La Moderna, S.A. de C.V.

                                ELECTION OF DIRECTORS

     Nine directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

     The Board of Directors has nominated Evelyn Berezin, Dr. Peter Davis, Carlos Herrera, Bernardo Jimenez and Dr. Gerald Laubach (each of whom has served as a director of the Company since 1996), and Eugenio Najera, Alejandro Perez, and Dr. Christopher R. Somerville (each of whom has served as a director since
1998) to continue serving as directors of the Company. The Board of Directors has also nominated Dr. Eli Shlifer to serve as a director of the Company. Dr. Shlifer has not previously served as a director of the Company. Each of the nominees has consented to serve as a director if elected. If any nominee should become unavailable for election for any reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board.

     Certain background information regarding the current directors and the nominees to serve as directors is set forth below.

EVELYN BEREZIN - Ms. Berezin has been a venture capital consultant since 1987 and was President of Greenhouse Management Corporation, the general partner of a venture capital firm, from 1981 until 1987. Ms. Berezin is a director of Standard Microsystems Corporation and served as a director of CIGNA Corp. until 1995.

DR. PETER DAVIS - Dr. Davis is a member of the Executive Committee of Pulsar Internacional, S.A. de C.V., an affiliate of Savia ("Pulsar"), and serves as a director of Seminis, Inc. ("Seminis"), a company that develops, produces and markets fruit and vegetable seeds. Dr. Davis was previously a professor at the Wharton School, where he also served as Director of the Wharton Applied Research Center and Director of Executive Education.

CARLOS HERRERA - Mr. Herrera is the Director of Business Development of Agromod, S.A. de C.V. He served as the Chief Executive Officer of the Company from July 1996 through September 1997. Mr. Herrera has served as the Managing Director (Chief Executive Officer) of Bionova Mexico since 1993. He is an alternate director of Savia.

BERNARDO JIMENEZ - Mr. Jimenez became the Chief Executive Officer of the Company in October 1997. He is also the Chief Operating Officer of the agrobiotechnology division of Savia, and serves as a director of Seminis. From 1993 to 1996, he served as the head of the Industrial Banking Division at the Vector Group, a financial services company in Mexico which is affiliated with Savia ("Vector Group"), the Vice President of New Business Development for Pulsar, and the Chief Financial Officer of Savia. From 1975 to 1993, he held various positions in finance and management at Grupo Industrial Alfa, S.A. de C.V.

ERIK C. JURGENSEN - Mr. Jurgensen has been the Director of Planning and Corporate Development at Pulsar since 1994. He is also the President of the DUXX Graduate School of Business Leadership. From 1992 to 1994, Mr. Jurgensen was the Chief Executive Officer of Vector Group. He is a director of Compania Minera Autlan, S.A. de C.V. and Industria Automatriz, S.A.

DR. GERALD D. LAUBACH - Dr. Laubach was the President of Pfizer, Inc., a pharmaceutical company, from 1972 to 1991. He served as a director of CIGNA Corp. and Millipore Corp. until 1996.

EUGENIO NAJERA - Mr. Najera has been in charge of new business development at Savia since August 1997. Prior to that time, he was the Chief Executive Officer of Cigarrera La Moderna, S.A. de C.V. He is a director of Savia and Seminis.

ALEJANDRO PEREZ - Mr. Perez has been the Vice President of Diversification of Pulsar since 1991. He is a director of PageMart Wireless, Inc. as well as several privately-held technology-based companies affiliated with Pulsar.

DR. ELI SHLIFER - Dr. Shlifer has been a director of Seminis since January 1997. Dr. Shlifer has been a member of the executive committee of Pulsar since 1989 and has served as an advisor to many of the Pulsar companies.

DR. CHRISTOPHER R. SOMERVILLE - Dr. Somerville is a member of the faculty in the Department of Biological Sciences at Stanford University and the Director of the Department of Plant Biology at the Carnegie Institution of Washington, a private research institute located on the Stanford University campus. Prior to moving to Stanford in 1994, Dr. Somerville held faculty positions at the University of Alberta and Michigan State University. Dr. Somerville is a co-founder and member of the Scientific Advisory Board of Mendel Biotechnologies, Inc., an agriculturally-oriented biotechnology company founded in 1997.

                    INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held five meetings in 1998. Each incumbent director attended at least 75% of the meetings of the Board of Directors and the committees of which he was a member, except for Christopher R. Somerville and Alejandro Perez, both of whom attended one of the two meetings (or 50% of the meetings) of the Board of Directors held during the period for which he served as a director in 1998, and except for Dr. Gerald D. Laubach who attended one of two audit committee meetings (or 50% of the audit committee meetings) held in 1998.

COMMITTEES OF THE BOARD

     The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The current members and the primary functions of the Audit and Compensation Committees are as follows:

     AUDIT COMMITTEE - Dr. Gerald D. Laubach (Chairman), Evelyn Berezin and Erik
     C. Jurgensen.  The primary responsibilities of the Audit Committee are
     (i) to recommend the particular persons or firms to be employed by the Company as its independent auditors, (ii) to review with the Company's independent auditors the scope of the audit procedures to be applied in conducting the annual audit, the results of the annual audit and the accompanying management letter, if any, (iii) to consult with the Company's independent auditors (periodically, as appropriate, and out of the presence of management) with regards to the adequacy of internal controls and accounting practices and, if need be, to consult also with the Company's internal auditors, and (iv) to carry out any other duties delegated to the Audit Committee by the Board from time to time. The Audit Committee met two times during 1998.

     COMPENSATION COMMITTEE - Erik C. Jurgensen (Chairman), Evelyn Berezin and Dr. Christopher Somerville. The primary responsibilities of the Compensation Committee are (i) to administer the Company's stock option and stock incentive plans, (ii) to recommend to the Board matters pertaining to employment agreements, salaries and bonuses for the Company's executive officers and contributions to any of the Company's or its subsidiaries' 401(k) Investment Plans, and (iii) to carry out any other duties delegated to the Compensation Committee by the Board from time to time. The Compensation Committee met two times during 1998.

COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company or any of its affiliates receive an annual retainer of $6,000, a fee of $1,000 for each Board meeting attended and a fee of $500 for each committee or telephone meeting in which the director participates. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

                SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth as of December 31, 1998, the shares of Common Stock beneficially owned by each director, each nominee to serve as a director, each named executive officer listed in the Summary Compensation Table included elsewhere in this Proxy Statement and by all directors and executive officers as a group.

                                                    POSITION
                                                     IN THE               AMOUNT AND NATURE OF
                                                   COMPANY OR           BENEFICIAL OWNERSHIP OF
                                                  OTHER OFFICES            COMMON STOCK AS OF      PERCENT OF
              NAME                 AGE**              HELD                 DECEMBER 31, 1998          CLASS
              ----                 ---            -------------            -----------------          -----
Bernardo Jimenez                    45    Chief Executive Officer and              0                    *
                                          Director

Jorge Fenyvesi                      48    Executive Vice President                 0                    *

Arthur H. Finnel                    48    Executive Vice President,                0                    *
                                          Treasurer and Chief
                                          Financial Officer

Dr. John R. Bedbrook                49    Executive Vice President             5,319 (1)                *

Abelardo Sanchez                    53    Executive Vice President                 0                    *


                                          4

                                                    POSITION
                                                     IN THE               AMOUNT AND NATURE OF
                                                   COMPANY OR           BENEFICIAL OWNERSHIP OF
                                                  OTHER OFFICES            COMMON STOCK AS OF      PERCENT OF
              NAME                 AGE**              HELD                 DECEMBER 31, 1998          CLASS
              ----                 ---            -------------            -----------------          -----
Evelyn Berezin                      73            Director                    9,126 (2)(3)              *

Dr. Peter Davis                     54            Director                        0                     *

Carlos Herrera                      58            Director                        0                     *

Erik C. Jurgensen                   57            Director                        0                     *

Dr. Gerald D. Laubach               73            Director                    4,700 (2)                 *

Eugenio Najera                      51            Director                        0                     *

Alejandro Perez                     50            Director                        0                     *

Dr. Eli Shlifer                     67            Director Nominee                0                     *

Dr. Christopher R. Somerville       51            Director                        0                     *

All directors and executive                                                  19,145 (4)                 *
officers of the Company as a
group (consisting of 12
persons)

-------------------------

*    Represents less than 1% of Common Stock outstanding on December 31, 1998.
**   As of March 15, 1999.

(1) Includes 121 shares and currently exercisable options to purchase an additional 2,620 shares of Common Stock held by Dr. Bedbrook's wife, who is an employee of DNAP, as to which shares Dr. Bedbrook disclaims beneficial ownership.

(2) Includes currently exercisable options to purchase shares of Common Stock as follows: Ms. Berezin - 3,500 shares; Dr. Laubach - 4,700 shares.

(3) Includes 5,626 shares of Common Stock owned jointly by Ms. Berezin and her husband.

(4)  Gives effect to the above footnotes.

     Except as noted in the footnotes above, (i) none of such shares is known by the Company to be shares with respect to which such person has the right to acquire beneficial ownership, and (ii) the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

                                EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to annual and long-term compensation paid or awarded to the Company's current chief executive officer and of the other four most highly-paid executive officers of the Company (together, the "Named Executive Officers") for or with respect to the fiscal years ended December 31, 1998, 1997, and 1996.

                                                   ANNUAL COMPENSATION                COMPENSATION AWARDS          OTHER
                                         ---------------------------------------   -------------------------  ----------------
                                                                                    RESTRICTED   SECURITIES
            NAME AND                        BASE                   OTHER ANNUAL       STOCK      UNDERLYING      ALL OTHER
       PRINCIPAL POSITION          YEAR  SALARY ($)   BONUS ($)  COMPENSATION ($)   AWARDS ($)   OPTIONS (#)  COMPENSATION ($)
-------------------------------    ----  ----------   ---------  ---------------   ------------  -----------  ----------------
Bernardo Jimenez, . . . . . . .    1998  382,260         -- (5)        40,620(6)        0             0                 0
   Chief Executive Officer(1)      1997   51,000            0               0           0             0                 0


Jorge Fenyvesi, . . . . . . . .    1998  280,000         -- (5)        188,009(7)       0             0                 0
   Executive Vice President(2)     1997  120,000      117,000          109,200(7)       0             0                 0

Arthur H. Finnel, . . . . . . .    1998  295,640         -- (5)         11,293(6)       0             0             2,122(10)
   Executive Vice President,       1997  271,813       75,814               0           0             0             2,050(10)
   Treasurer and Chief             1996  270,000(4)         0               0           0             0                 0
   Financial Officer

Dr. John R. Bedbrook, . . . . .    1998  260,615         -- (5)         24,945(8)                                   4,800(10)
   Executive Vice President        1997  209,100       88,125               0           0             0             4,750(10)
                                   1996  188,711       20,837               0           0             0             4,270(10)

Abelardo Sanchez, . . . . . . .    1998  146,990      117,000           52,385(9)       0             0                 0
   Executive Vice President(3)     1997  114,000                        70,688(9)       0             0                 0

(1) Mr. Jimenez became Chief Executive Officer of the Company as of October 1, 1997. Only the portion of his compensation related to his services on behalf of the Company and its subsidiaries has been included here.
(2)    Mr. Fenyvesi joined the Company in July, 1997.
(3) Mr. Sanchez joined the company in July, 1997. Mr. Sanchez left his position on June 30, 1998. In connection with his departure from the Company, Mr. Sanchez worked as a consultant to the Company from July through December, 1998 and will also receive a termination payment.
       This termination payment is still under negotiation. It is expected that in total Mr. Sanchez's consulting fees and termination payment will total $390,000.
(4) This amount includes compensation paid to Mr. Finnel in the form of fees for consulting services. Mr. Finnel became a full-time employee of the Company as of January 1, 1997.
(5) Bonuses earned for 1998 performance had not been determined nor awarded as of the time of the issuance of this Proxy Statement.
(6) Represents certain vacation and other allowances paid on behalf of the employees.
(7) Includes $89,327 and $35,640 in Federal and state income taxes paid on behalf of Mr. Fenyvesi with respect to certain benefits he received in 1998 and 1997, respectively. Includes certain sign-on bonuses and education allowances in 1997 amounting to $72,354.
(8) Includes auto allowances, vacation allowances, and Federal and state income taxes paid on these benefits in the amounts of $9,124, $8,438 and $7,384, respectively.
(9) Includes $23,974 and $25,492 in Federal and state income taxes paid on behalf of Mr. Sanchez with respect to certain benefits he received in 1998 and 1997, respectively. Includes $15,906 for vacation allowances received in 1998. Includes $45,196 for certain housing and moving allowances received in 1997.
(10) Represents contributions made by DNAP to its 401(k) Retirement and Savings Plan.

       In connection with the retirement of Robert Serenbetz, former Chief Operating Officer of the Company, effective January 3, 1998, the Company made severance payments in 1998 to Mr. Serenbetz totaling $310,534. The Company also provided certain medical, dental and life insurance benefits to Mr. Serenbetz through January 3, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee are Erik C. Jurgensen, Evelyn Berezin, and Dr. Christopher Somerville, all of whom are non-employee directors. As mentioned above, Mr. Jurgensen is the Vice President of Planning and Corporate Development at Pulsar. The Company's Chief Executive Officer, Bernardo Jimenez, is a director of Pulsar.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the following report of the Compensation Committee of the Board of Directors and the information herein under "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, and such information shall not be deemed to be incorporated by reference into any statements or reports filed by the Company with the Commission that do not specifically incorporate such information by reference, notwithstanding the incorporation by reference of this Proxy Statement into any such statements or reports.

               REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors of the Company is responsible for (i) administering the Company's stock option and stock incentive plans, (ii) recommending to the Board matters pertaining to employment agreements, salaries and bonuses for the Company's executive officers and contributions to any of the Company's or its subsidiaries' 401(k) Investment Plans, and (iii) carrying out any other duties delegated to the Committee by the Board from time to time. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and performance against the Company's objectives and that the Company can attract, motivate and retain key executives.

     The Company's executive compensation philosophy is as follows: that (i) executive compensation packages should be designed in a manner whereby the Company can attract and retain high quality executive talent needed to ensure the short-term and long-term success of both its fresh produce agricultural and distribution business as well as its technology development and research activities and businesses, (ii) significant incentives, both short-term and long-term, should become an increasing portion of executive compensation and awarded based on both company and individual performance, and (iii) an alignment of interests between executives and shareholders will be created through compensation structures that share the rewards and risks of strategic decision-making and performance.

     In January and March 1999, the Committee reviewed all of the compensation arrangements of the current group of executive officers. The Committee determined from this review, the specifics of which are clarified below, that the current compensation of these individuals was somewhat higher than the mid-point of the competitive set, but consistent with the Company's needs at this point in its development to attract and retain individuals with the capabilities to drive the Company forward in this very rapidly changing and complex business environment.

     The key components of executive compensation are discussed below.

     BASE SALARY. The Company has determined that it will annually set base salary targets for its executive officers at levels competitive with persons holding comparable positions at other companies in the Company's comparison set. In reviewing the base salaries for executive officers of the Company against this objective, the Committee reviewed executive compensation surveys with companies in its major fields of business, which included fresh produce and biotechnology companies, and in its geographic area of operations. It also took into account the decision-making responsibilities, experience, work performance and the prior base salaries of its executives. The Committee determined from this review that the current base salaries of its executives fall within the acceptable range of its base salary targets.

     ANNUAL INCENTIVE BONUS. The compensation policy of the Company is that a significant part of the annual compensation of each executive will be related to and contingent upon the overall performance of the Company, the performance of the subsidiaries or divisions for which the executive is responsible, and individual objectives established by the executive with the CEO at the beginning of the year. These bonus targets range from 30% to 45% of base salary. The Committee reviewed competitive data and determined that these bonuses were slightly higher than the average for the market-competitive set, but were reasonable and consistent with the philosophy of having a significant portion of executive compensation contingent on performance.

     LONG-TERM INCENTIVES. In 1998 the Committee recommended, and shareholders approved at the 1998 Annual Meeting of Stockholders, a plan ("1998 Long-Term Incentive Plan") that will provide equity-based incentive awards designed to attract and retain executives who can make significant contributions to the Company's success, reward executives for such significant contributions, and give executives a longer-term incentive to increase shareholder value. Pursuant to this plan, the Committee has the authority to grant a variety of long-term incentive awards based on the Common Stock of the Company, including stock options (both incentive options and non-qualified options), stock appreciation rights, restricted stock, dividend equivalents, and other types of incentive awards. Under the plan, the Committee has full authority to determine the provisions associated with the awards and administer the plan. The first grants under this Plan are expected to be made in March, 1999. Employees that will receive the grants include all officers of the Company, certain senior sales and administrative employees in the fresh produce segment of the business, and certain of the administrative employees and scientists in DNA Plant Technology Corporation ("DNAP"). These grants have been determined based on a survey and analysis of the competition and the market in an effort to achieve a level above the median. Approximately 400,000 options will be awarded in this first year.

     OTHER COMPENSATION. The Company provides executives, officers and management with health, retirement and other benefits under plans generally available to the Company's employees. Mr. Fenyvesi, and previously Mr. Sanchez, also receive(d) certain educational and expatriate payments consistent with arrangements they had with their prior companies.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Jimenez became the Chief Executive Officer of the Company on October 1, 1997. His compensation was and is a carryover of his arrangement as Chief Operating Officer of the agrobiotechnology division of Savia. His base salary was increased in 1998
consistent with the rate of inflation in Mexico.   The Committee approves the
compensation of the Chief Executive Officer of the Company on an annual basis.

     BY THE MEMBERS OF THE COMPENSATION COMMITTEE.

          Erik C. Jurgensen (Chairman), Dr. Christopher Somerville, and Evelyn Berezin.

PERFORMANCE GRAPH

     The following graph reflects the total return, which assumes reinvestment of dividends, of a $100 investment in the Company, the Standard & Poor's 500 Stock Index, and a competitor group index on September 27, 1996, the date on which the Company's Common Stock first traded on the Nasdaq National Market.

                                 -------------- FISCAL YEAR ENDING --------------
                                   9/27/1996   12/31/1996   12/31/1997   12/31/1998

DNAP Holding Corporation            100.00        50.00        69.42        50.00

Peer Group Index(1)                 100.00        98.84       119.16        89.88

S&P 500 Index                       100.00       108.34       144.48       185.77

1 The Peer Group is made up of the following companies: Cadiz, Inc., Chiquita Brands International, Inc., Cyanotech Corp., Dole Food Company, Inc., Mycogen Corp. and Northland Cranberries A. Total return calculations were weighted according to each company's market capitalization.

                APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                         TO INCREASE AUTHORIZED COMMON STOCK

     At the meeting, the stockholders of the Company will be asked to vote on a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 50,000,000 (the "Charter Amendment"). The Charter Amendment is necessary to consummate a proposed rights offering (the "Rights Offering") whereby the Company will distribute to each record holder of the Common Stock as of the Record Date three rights (each, a "Right") for every four shares of Common Stock held by such record holder. Approximately 17,691,020 Rights will be issued in the Rights Offering. Each Right will entitle the holder to purchase one share of Common Stock at an exercise price of $5.75 per share. Without the Charter Amendment, the Company will not have enough shares of Common Stock authorized for issuance under the Company's Certificate of Incorporation upon the exercise of all of the Rights.

     The Rights Offering is part of a recapitalization program adopted by the Board of Directors of the Company in October 1998. Under the program, Bionova International, Inc., the Company's majority stockholder ("Bionova"), purchased 5,217,391 shares of Common Stock at a purchase price of $5.75 per share for an aggregate investment of $30,000,000 pursuant to a Stock Purchase Agreement dated as of October 1, 1998 (the "Stock Purchase Agreement"). The Company used a portion of the proceeds of the stock purchase to repay approximately $13 million of its outstanding indebtedness to Bionova and its affiliates. In addition, the Board approved the Rights Offering, subject to the approval of the Charter Amendment, to allow the Company's stockholders other than Bionova the right to invest in the Company on the same terms as Bionova and share in any benefits resulting from Bionova's investment in the Company, and to allow such stockholders to maintain their pro rata equity interest in the Company.

     Upon issuance of the Rights, Bionova will surrender to the Company (at no cost to the Company) 9,130,435 Rights and will retain 4,427,195 Rights with an aggregate exercise price of $25.5 million. Stockholders other than Bionova will be issued approximately 4,133,390 Rights with an aggregate exercise price of $23.8 million. On a pro forma basis assuming the stockholders approve the Charter Amendment and exercise all of the Rights issued with respect to their shares (except for the 9,130,435 Rights which Bionova will surrender to the Company), Bionova will own approximately 70% of the outstanding shares of Common Stock. SEE "Security Ownership of Certain Beneficial Owners." If some of the Rights are exercised, those stockholders who do not exercise their Rights will experience a dilution of their proportionate interests in the Company. If only Bionova exercises its Rights, its ownership interest will increase to 80.3% which will decrease the other stockholders' proportionate interest in the Common Stock by approximately 3.7 percentage points. If the stockholders (including Bionova) exercise all of the Rights, the net proceeds to the Company as a result of such exercise will be approximately $49.2 million. The proceeds of the Rights Offering, if any, would be used to repay outstanding indebtedness and to fund working capital needs.

     The Company's Certificate of Incorporation currently provides that the Company may issue up to 25,000,000 shares of Common Stock. As of December 31, 1998, the Company has issued and outstanding 23,588,031 shares of Common Stock, which includes the 5,217,391 shares of Common Stock that were issued to Bionova under the Stock Purchase Agreement. The Company also had 2,000,000 shares of Common Stock reserved for issuance under the Company's Long Term Incentive Plan; however, as a condition to Bionova's purchase of shares under the Stock Purchase Agreement, the Company reduced the number of shares reserved for issuance under the Plan to 500,000. If the Charter Amendment is adopted, the number of shares reserved for issuance under the Plan will be increased to 2,000,000, and the Company will reserve 8,560,585 shares to be issued upon exercise of the outstanding Rights. After allowing for shares reserved for the Rights and for other purposes, the Company will have approximately 15 million shares available for issuance.

     The Board of Directors believes that it is important to have the additional shares of Common Stock available for issuance as and when needed in order to avoid the delay and expense incident to obtaining stockholder approval at a later date and to provide the Company greater flexibility in the consideration of future sales of Common Stock or convertible securities to enhance capital and possible future acquisitions and other corporate purposes (although the Company has no plans to issue any such shares in connection with any such matters).
None of the holders of the Company's securities have preemptive rights. The terms and rights of the additional shares of Common Stock to be authorized if the Charter Amendment is approved will be identical to those of presently outstanding shares of Common Stock.

     Under the General Corporation Law of the State of Delaware ("DGCL"), the affirmative vote of a majority of all outstanding shares entitled to vote at the annual meeting is required to approve and adopt the Charter Amendment. Bionova has indicated its intention to vote all shares of Common Stock owned by it, approximately 76.6% of the voting power of the Company as of the record date, in favor of the Charter Amendment. Bionova's voting power is sufficient to approve the Charter Amendment.

     The Board of Directors of the Company unanimously recommends a vote FOR approval of the Charter Amendment. Unless otherwise instructed, proxies will be voted FOR approval of the Charter Amendment.

                APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                             TO CHANGE THE COMPANY'S NAME

     The Company's Board of Directors believes that it is in the Company's best interests to change its name from DNAP Holding Corporation to Bionova Holding Corporation. The Company was formed in January 1996 under the name Bionova U.S. Inc. and changed its name in September 1996 to DNAP Holding Corporation. The Company acts as a holding company for (i) Agricola Batiz, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("ABSA"), (ii) International Produce Holding Company, a Delaware corporation ("IPHC"), (iii) DNA Plant Technology Corporation, a Delaware corporation and (iv) VPP Corporation, a Delaware corporation. In October 1997, the Company purchased the minority interests in IPHC and, with its affiliate Bionova, S.A. de C.V., acquired all of the minority interests in ABSA. ABSA is in the process of completing the necessary steps to change its name to AgroBionova, S.A. de C.V. In addition, the Company is considering changing the name of certain of its produce distribution subsidiaries to include the name Bionova. Therefore, the Company believes that the proposed name change, together with concurrent changes in the names of certain of its subsidiaries, will more closely align the Company's name with that of its operating subsidiaries and its parent company, resulting in increased identification of the Company in the agribusiness, biotechnology and fresh produce industries.

     Under the DGCL, the affirmative vote of a majority of all outstanding shares entitled to vote at the annual meeting is required to approve and adopt the amendment to the Company's Certificate of Incorporation to change the Company's name to Bionova Holding Corporation. Bionova has indicated its intention to vote all shares of Common Stock owned by it, approximately 76.6% of the voting power of the Company as of the record date, in favor of the amendment to the Company's Certificate of Incorporation to change the Company's name to Bionova Holding Corporation. Bionova's voting power is sufficient to approve this amendment.

     The Board of Directors unanimously recommends a vote FOR approval of the change of the Company's name to Bionova Holding Corporation.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE MERGER AGREEMENT AND RELATED AGREEMENTS

     The Company acquired DNAP on September 26, 1996, pursuant to that certain Agreement and Plan of Merger dated January 26, 1996, as amended (the "Merger Agreement"), among Savia, Bionova Mexico, the Company, Bionova Acquisition, Inc. and DNAP. From the date of the Merger, Bionova has been the owner of at least 70% of the outstanding shares of the Company's Common Stock, and Bionova currently owns 76.6% of the outstanding shares of Common Stock. As described above under the caption "Security Ownership of Beneficial Owners," Bionova is a wholly-owned subsidiary of Bionova Mexico, which is a wholly-owned subsidiary of Savia.

     Under the terms of the Merger Agreement, during the three-year period immediately following the Merger, Savia agreed to provide when requested by the Company a guarantee of the Company's indebtedness to a financial institution under a loan or line of credit, provided that (i) Savia's maximum exposure under such guarantee is limited to $20 million and (ii) the documents evidencing such loan or line of credit provide that the aggregate amount loaned to the Company thereunder will not exceed at any time the sum of (x) 80% of the accounts receivable of the Company and its consolidated subsidiaries and (y) 50% of the inventories of the Company and its consolidated subsidiaries and such loan is secured by such accounts receivable and inventories. At December 31, 1998, Savia guaranteed approximately $79.7 million of the Company's bank debt.

     As provided in the Merger Agreement, Savia and DNAP entered into that certain Long Term Funded Research Agreement dated September 26, 1996, which provides that Savia, directly or through its affiliates, and DNAP will use their best efforts to agree on research projects to be conducted by DNAP for Savia or its affiliates which will result in payments to DNAP of $30 million over a ten-year period, with minimum funding (subject to carry forwards) of $9 million in any three-year period. Unless otherwise agreed by the parties, payments of at least $625,000 in respect of Savia's obligation to fund research projects are to be paid to DNAP at the beginning of each calendar quarter during the term of the Long Term Funded Research Agreement. Effective January 1, 1997, DNAP and Seminis Vegetable Seeds, Inc. ("SVSI"), a subsidiary of Savia, entered into a Long-Term Research Agreement pursuant to which DNAP provides research services to SVSI, which satisfies the minimum research commitments under DNAP's agreement with Savia. During 1998 SVSI paid DNAP $2,500,000 with respect to work under this agreement.

     Also as provided in the Merger Agreement, Savia and the Company entered into the Governance Agreement on September 26, 1996. In addition to the provisions described above under the caption "Election of Directors," the Governance Agreement provides that Savia (together with its affiliates) may, subject to applicable law, acquire or dispose of shares of Common Stock so long as their aggregate beneficial ownership of the Common Stock does not fall below 51% or exceed 80.1%, subject to certain conditions and exceptions. This restriction and most of the other provisions of the Governance Agreement will terminate on the day preceding the Company's 1999 annual meeting of stockholders.

OTHER TRANSACTIONS WITH SAVIA AND ITS AFFILIATES

     On July 1, 1996, the Company and Bionova Mexico entered into an Administrative Services Agreement. This agreement provides that Bionova Mexico will render certain administrative and clerical services to the Company and its subsidiaries in return for payment equivalent to the compensation, benefits, and other overhead attributable to the employees of Bionova Mexico performing these services, all of which will be performed in Mexico. The initial term of the agreement was extended to December 31, 1996 and will continue thereafter for successive one-year terms unless either the Company or Bionova Mexico elects to terminate the agreement. In 1998, the amount billed by Bionova under this agreement was $3,050,000.

     Prior to the date of the Administrative Services Agreement, Bionova Mexico rendered certain administrative and clerical services to the Company's subsidiaries for which certain of the Company's subsidiaries were indebted to Bionova Mexico in the amount $4,530,000 at December 31, 1998.

     The Company contracts for insurance and factoring services with a company that is an affiliate of Savia. During 1998, the Company incurred insurance expense of $213,000 to this company. No amounts were due under the factoring arrangement as of December 31, 1998.

     Savia makes available to its affiliates a long-term credit line that bears interest at variable rates comparable to those prevailing in the marketplace. At December 31, 1998, the Company owed Savia $200,000 under this credit line.

     Beginning in November 1998, the Company paid Savia a fee of 1 1/2% of the aggregate principal amount of the Company's short-term indebtedness that is guaranteed by Savia. During 1998, the Company paid Savia $119,000 under this arrangement. This arrangement is expected to continue in 1999.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

     In 1997, the Company hired Abelardo Sanchez to serve as an Executive Vice President of the Company and to manage certain of the Company's subsidiaries. In connection with his new position, Mr. Sanchez was required by the Company to relocate to California. To assist him in his relocation, the Company loaned Mr. Sanchez $750,000 to be used to purchase and make improvements to his new principal residence. The loan is interest-free and is secured by the property. The loan must be repaid by June 30, 1999.

               SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with.

                               INDEPENDENT ACCOUNTANTS

     The appointment of the accounting firm selected to audit the Company's financial statements is subject to ratification by the Board of Directors and will not be submitted to stockholders for ratification or approval. It is the present intention of the Company's management to recommend to the Board of Directors the re-appointment of PricewaterhouseCoopers, LLP, which has audited the financial statements of the Company and certain of its subsidiaries since 1996, to audit the financial statements of the Company for 1999.
Representatives of PricewaterhouseCoopers, LLP are expected to be present at the meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement at the meeting should they desire to do so.

                       STOCKHOLDER PROPOSALS AND OTHER MATTERS

     If a stockholder intends to present a proposal for action at the 2000 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by the Company by November 30, 1999. Such proposals must also meet the other requirements of the rules of the Commission relating to stockholders' proposals.

     The Company's Bylaws establish an advance notice procedure with regard to nominations of individuals for election to the Board of Directors. In general, notice of a director nomination for an annual meeting must be received by the Company 90 days or more before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the Bylaws. Notice of a director nomination for a special meeting must be received by the Company no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. If the chairman of the stockholders' meeting determines that a director nomination was not made in accordance with the Bylaws, the Company may disregard such nomination.

     In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2000 annual meeting, and the proposal fails to comply with the advance notice procedure described in the Bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company, Joe A. Rudberg, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.

     The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview or telephone by officers and regular employees of the Company, who will receive no additional compensation therefor.

     The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

                              ANNUAL REPORT ON FORM 10-K

     AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY BUT EXCLUDING EXHIBITS TO SUCH REPORT, WILL BE PROVIDED TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN SENT BY THE COMPANY AND TO EACH OTHER BENEFICIAL OWNER OF SHARES OF COMMON STOCK AS OF THE RECORD DATE, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH PERSON. ANY SUCH REQUEST SHOULD BE DIRECTED TO JULIE HUANG, INVESTOR RELATIONS, DNAP HOLDING CORPORATION, EDELMAN FINANCIAL WORLDWIDE, 1500 BROADWAY, NEW YORK, NEW YORK 10036-4015, AND EACH SUCH BENEFICIAL OWNER MUST INCLUDE IN SUCH REQUEST A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE THE PERSON MAKING THE REQUEST BENEFICIALLY OWNED ONE OR MORE SHARES OF COMMON STOCK. A LIST OF THE EXHIBITS TO SUCH ANNUAL REPORT IS INCLUDED IN THE REPORT; A COPY OF ANY SUCH EXHIBIT WILL BE FURNISHED UPON REQUEST AND PAYMENT OF A MINIMAL FEE EQUAL TO THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH COPY.

Oakland, California                       BY ORDER OF THE BOARD OF DIRECTORS
March 29, 1999

                                                       JOE A. RUDBERG
                                                            SECRETARY

                               DNAP HOLDING CORPORATION
                            ANNUAL MEETING OF STOCKHOLDERS

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of DNAP HOLDING CORPORATION hereby appoints BERNARDO JIMENEZ and ARTHUR H. FINNEL and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated below, all the common stock, par value $.01 per share, of DNAP HOLDING CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders of DNAP HOLDING CORPORATION to be held on April 28, 1999 at 9:00 a.m., local time, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournment or postponement thereof.

     THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NOMINEES NAMED BELOW AND FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF DNAP HOLDING CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF DNAP HOLDING CORPORATION TO CHANGE ITS NAME TO BIONOVA HOLDING CORPORATION. THE PROXIES WILL VOTE IN
THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
THE MEETING.

                                   DNAP HOLDING CORPORATION
                                   P.O. BOX 11385
                                   NEW YORK, N.Y.  10203-0385

I. ELECTION OF THE DIRECTORS FOR THE TERMS OF OFFICE EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

               [ ] FOR all nominees listed below
               [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
               [ ] ABSTAIN

  Nominees:    Evelyn Berezin, Dr. Peter Davis, Carlos Herrera, Bernardo
               Jimenez, Dr. Gerald D. Laubach, Eugenio Najera, Alejandro Perez,
               Dr. Eli Shlifer, Dr. Christopher R. Somerville

NOTE: IF YOU DESIRE TO WITHHOLD AUTHORITY FOR ONE OR MORE BUT NOT ALL OF THE ABOVE-NAMED NOMINEES, INDICATE YOUR DESIRE TO WITHHOLD AUTHORITY FOR SUCH NOMINEE(S) BY DRAWING A LINE THROUGH OR OTHERWISE STRIKING OUT THE NAME(S) OF SUCH NOMINEE(S).

II. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

III. APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF DNAP HOLDING CORPORATION TO BIONOVA HOLDING CORPORATION

               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

               [ ] CHANGE OF ADDRESS MARK HERE

                         Note: Please sign exactly as shown at left. If stock if jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

                              Dated:                        , 1999
                                      ----------------------

                              -------------------------------------------
                                       (Signature)

                              -------------------------------------------
                                  (Signature, if held jointly)

Votes MUST be indicated [X] in Black or Blue Ink.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.